Exhibit (a)(1)(K)
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FOR IMMEDIATE RELEASE                        CONTACT: Ellen Beth Van Buskirk
                                                      COSMAIR, INC.
                                                      (212) 984-4528



                  COSMAIR EXTENDS TENDER OFFER FOR CARSON, INC.

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                      NEW EXPIRATION DATE IS JUNE 29, 2000

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NEW YORK (June 20, 2000) - Cosmair, Inc. announced today that it has extended the expiration date for its cash tender offer for all outstanding Class A common stock of Carson, Inc. (NYSE: CIC), at $5.20 net per share. The new expiration date is Thursday, June 29, 2000 at 5:00 p.m. EST.



As of the close of business on Monday, June 19, approximately 9 million shares of Carson's Class A common stock had been tendered (including 150,000 shares tendered by guaranteed delivery), representing approximately 54 percent of the outstanding Carson common stock on a fully diluted basis.



Cosmair has recently completed responding to a request for additional information issued by the Department of Justice Antitrust Division.



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